                                                                  Exhibit 10.25

                                                                  EXECUTION COPY




                            STOCK PURCHASE AGREEMENT



                                       FOR



                          COLUMBIA ELECTRIC CORPORATION



                                      AMONG



                              COLUMBIA ENERGY GROUP



                                       AND

                           ORION POWER HOLDINGS, INC,



                                   DATED AS OF



                               SEPTEMBER 29, 2000
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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS............................................................................................         2

   Section 1.1      Definitions..................................................................................         2

ARTICLE II SALE OF INTERESTS.....................................................................................         7

   Section 2.1      Purchase and Sale of the Company Stock.......................................................         7
   Section 2.2      Closing......................................................................................         7
   Section 2.3      Seller Support Obligations...................................................................         8
   Section 2.4      Net Book Value Adjustment to Purchase Price..................................................         8
   Section 2.5      Adjustment to Purchase Price - Section 338(h)(10) Election...................................        10
   Section 2.6      QF Assets and Liabilities and Grassy Point Project...........................................        11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO SELLER, THE COMPANY, THE INVESTING
                    COMPANIES AND PROJECT COMPANIES..............................................................        11

   Section 3.1      Organization, Standing and Power.............................................................        11
   Section 3.2      Capitalization of the Company and the Investing Companies....................................        12
   Section 3.3      Investing Companies; Project Companies.......................................................        12
   Section 3.4      Authority Relative to this Agreement.........................................................        13
   Section 3.5      No Conflict or Violation; Consents and Approvals.............................................        13
   Section 3.6      Financial Statements.........................................................................        14
   Section 3.7      Absence of Certain Changes...................................................................        15
   Section 3.8      Compliance with Law..........................................................................        15
   Section 3.9      Permits......................................................................................        16
   Section 3.10     Litigation...................................................................................        16
   Section 3.11     Taxes........................................................................................        16
   Section 3.12     Environmental Matters........................................................................        16
   Section 3.13     Employee Benefit Plans; ERISA................................................................        17
   Section 3.14     Labor Matters................................................................................        18
   Section 3.15     Regulatory Matters...........................................................................        18
   Section 3.16     Brokers and Finders..........................................................................        18
   Section 3.17     Insurance....................................................................................        19
   Section 3.18     Material Contracts...........................................................................        19
   Section 3.19     Projects in Development and Construction.....................................................        19
   Section 3.20     Transactions with Affiliates.................................................................        20
   Section 3.21     Bank Accounts and Safe Deposit Boxes.........................................................        20
   Section 3.22     Copies of Documents..........................................................................        20
   Section 3.23     Real Estate; Personalty......................................................................        20
   Section 3.24     Intellectual Property........................................................................        21
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
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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................................................        21

   Section 4.1      Organization Standing and Power..............................................................        21
   Section 4.2      Authority Relative to this Agreement.........................................................        22
   Section 4.3      No Conflict or Violation; Consents and Approvals.............................................        22
   Section 4.4      Legal Proceedings............................................................................        22
   Section 4.5      Investment Intent............................................................................        22
   Section 4.6      Knowledgeable Purchaser......................................................................        23
   Section 4.7      Available Funds..............................................................................        23
   Section 4.8      Investment Company Act.......................................................................        23
   Section 4.9      Brokers and Finders..........................................................................        23

ARTICLE V TAX MATTERS............................................................................................        24

   Section 5.1      Tax Matters..................................................................................        24
   Section 5.2      Additional Tax Representations and Warranties of the Seller; Tax Matters.....................        26

ARTICLE VI COVENANTS.............................................................................................        27

   Section 6.1      Conduct of the Business Pending the Closing..................................................        27
   Section 6.1A     Buyer's SEC Obligations......................................................................        29
   Section 6.2      Consents and Approvals.......................................................................        29
   Section 6.3      Filings......................................................................................        29
   Section 6.4      Covenant to Satisfy Conditions...............................................................        30
   Section 6.5      No Solicitations.............................................................................        30
   Section 6.6      Further Assurances...........................................................................        30
   Section 6.7      Employee Benefits............................................................................        31
   Section 6.8      Name.........................................................................................        33
   Section 6.9      Business Interruption Insurance..............................................................        33

ARTICLE VII CONDITIONS TO EACH PARTY'S OBLIGATIONS...............................................................        34

   Section 7.1      Regulatory Approvals.........................................................................        34
   Section 7.2      Consent......................................................................................        34
   Section 7.3      Third Party Consents.........................................................................        34

ARTICLE VIII CONDITIONS TO THE SELLER'S OBLIGATIONS..............................................................        34

   Section 8.1      Representations and Warranties of the Buyer True.............................................        34
   Section 8.2      Performance..................................................................................        34
   Section 8.3      Certificates.................................................................................        34
   Section 8.4      No Injunction or Proceeding..................................................................        34
   Section 8.5      HSR Act......................................................................................        35
   Section 8.6      Transition Services Agreement................................................................        35
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ARTICLE IX CONDITIONS TO THE BUYER'S OBLIGATIONS.................................................................        35

   Section 9.1      Representations and Warranties of the Seller True............................................        35
   Section 9.2      Performance by the Seller....................................................................        35
   Section 9.3      Certificates.................................................................................        35
   Section 9.4      No Injunction or Proceeding..................................................................        35
   Section 9.5      HSR Act......................................................................................        35
   Section 9.6      Transition Services Agreement................................................................        36
   Section 9.7      No Material Adverse Effect...................................................................        36
   Section 9.8      Opinion......................................................................................        36
   Section 9.9      Resignations of Directors and Officers.......................................................        36
   Section 9.10     QF Assets and QF Liabilities and the Grassy Point Project....................................        36
   Section 9.11     Other Matters................................................................................        36

ARTICLE X TERMINATION AND ABANDONMENT; INDEMNIFICATION...........................................................        36

   Section 10.1     Termination..................................................................................        36
   Section 10.2     Procedure and Effect of Termination..........................................................        37
   Section 10.3     Survival of Representations and Warranties...................................................        37
   Section 10.4     Indemnification..............................................................................        38

ARTICLE XI MISCELLANEOUS.........................................................................................        40

   Section 11.1     Waivers and Amendments.......................................................................        40
   Section 11.2     Representations and Warranties; Etc.  (a)....................................................        40
   Section 11.3     Entire Agreement; Assignment.................................................................        41
   Section 11.4     Validity.....................................................................................        41
   Section 11.5     Notices......................................................................................        41
   Section 11.6     Governing Law................................................................................        43
   Section 11.7     Publicity....................................................................................        43
   Section 11.8     Jurisdiction; Forum..........................................................................        43
   Section 11.9     WAIVER OF JURY TRIAL.........................................................................        43
   Section 11.10    Descriptive Headings.........................................................................        44
   Section 11.11    Counterparts.................................................................................        44
   Section 11.12    Expenses.....................................................................................        44
   Section 11.13    Parties in Interest..........................................................................        44
   Section 11.14    Interpretation...............................................................................        44
   Section 11.15    Other Acknowledgments and Disclaimers........................................................        44
   Section 11.16    Confidentiality..............................................................................        45
   Section 11.17    Interim Transaction..........................................................................        45
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
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EXHIBITS
--------
Exhibit A                          Interests in Investing Companies
Exhibit A-1                        Interests in QF Investing Companies and the Grassy Point Project
Exhibit B                          Seller Support Obligations
Exhibit B-1                        QF Support Obligations
Exhibit C                          Form of Transition Services Agreement
Exhibit D                          Capital Expenditure Budgets
Exhibit E                          Form of Legal Opinion


SCHEDULES
---------

Schedule 2.4(c)                    Net Book Value; Reference Statement of Net Book Value

Seller's Disclosure Schedule
----------------------------

          Section 3.1              Jurisdictions of Organization and Qualification
          Section 3.3              Investing Companies
          Section 3.5              Governmental Consents and Approvals
          Section 3.6              Financial Statements and Construction Budgets
          Section 3.7              Certain Changes
          Section 3.9              Permits
          Section 3.10             Litigation
          Section 3.12             Environmental Matters
          Section 3.13             Employee Benefit Plans
          Section 3.17             Insurance
          Section 3.18             Material Contracts
          Section 3.20             Transactions with Affiliates
          Section 3.21             Bank Accounts, Safe Deposit Boxes, Letters of Credit, and Surety Bonds
          Section 3.23             Real Property, Utilities
          Section 3.24             Intellectual Property

Schedule 5.2                       Certain Tax Matters
Schedule 6.7                       Employees; Benefits to Retained Employees
Schedule 7.2                       Consents for Indebtedness
Schedule 7.3                       Other Third Party Consents

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of this 29th day of September, 2000, is made by and between COLUMBIA ENERGY GROUP, a Delaware corporation (the "Seller"), and ORION POWER HOLDINGS, INC., a Delaware corporation (the "Buyer").

                                    RECITALS:

                  WHEREAS, the Seller owns all of the shares of capital stock of Columbia Electric Corporation, a Delaware corporation (the "Company"); and

                  WHEREAS, the Company owns directly or indirectly all of the shares of capital stock of those entities described on Exhibit A hereto as "Investing Companies" (each, an "Investing Company"); and

                  WHEREAS, each Investing Company owns those interests described on Exhibit A hereto as a general or limited partner in those partnerships or as a member manager or member in those limited liability companies described on Exhibit A hereto as "Project Companies" (each, a "Project Company"); and

                  WHEREAS, each Project Company is developing or constructing, the electric generation facility described on Exhibit A opposite the name of such Project Company (each, a "Project,"; and

                  WHEREAS, the Company also owns directly or indirectly all of the shares of capital stock of or membership interests in those entities described on Exhibit A-1 hereto as the QF Investing Companies (each, a "QF Investing Company"), which owns interests in those partnerships or limited liability companies described on Exhibit A-1 hereto as the QF Project Companies ("QF Project Companies") and the Company also owns indirectly 100% of the membership interest in Haverstraw Bay, LLC, which owns the Grassy Point Project as described on Exhibit A-1 hereto (the "Grassy Point Project"); and

                  WHEREAS, prior to the Closing hereunder, the Company will transfer to the Seller or to an unrelated third party all shares of capital stock of, and membership interests in, the QF Project Companies and the Grassy Point Project and all obligations and liabilities of the Company related thereto; and

                  WHEREAS, the Buyer desires to purchase from the Seller all of the shares of capital stock of the Company, through which the Seller owns all of its interests in the Investing Companies and the Project Companies, on the terms and subject to the conditions herein contained, and the Seller has agreed to sell such shares on such terms and subject to such conditions;

                  NOW THEREFORE, in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

                  "1940 Act" shall have the meaning set forth in Section 4.8.

                  "Acquisition Proposal" shall have the meaning set forth in
Section 6.5(b) hereof.

                  "Additional Deductions" shall have the meaning set forth in
Section 10.4(f) hereof.

                  "Additional Taxes" shall have the meaning set forth in Section
2.5 hereof.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

                  "Agreement" shall mean this Stock Purchase Agreement together with the Schedules and Exhibits hereto.

                  "Binghamton Liabilities" shall mean all liabilities and obligations of the Company or Columbia Electric Binghamton General, Inc. or any other subsidiary of the Company relating or formerly related to the Binghamton Cogeneration Limited Partnership (collectively, "Binghamton Obligations") including without limitation the obligations of the Company to maintain the $6 million letter of credit to Citizens Lehman and under the Columbia Gas Transmission OPT Service Agreement dated November 1, 1993.

                  "Buyer" shall have the meaning set forth in the preamble hereto.

                  "Buyer Disclosure Schedule" shall have the meaning set forth in Article IV hereof.

                  "Buyer Employee Benefit Plans" shall have the meaning set forth in Section 6.7(a) hereof.

                  "Buyer Indemnified Parties" shall have the meaning set forth in Section 10.4(a) hereof.

                  "Buyer Material Adverse Effect" shall have the meaning set forth in Section 4.1 hereof.

                  "Buying Group" shall have the meaning set forth in Section 11.2(b).

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Closing" shall have the meaning set forth in Section 2.2(a) hereof.

                  "Closing Date" shall have the meaning set forth in Section 2.2(a) hereof.

                  "Closing Date Statement of Net Book Value" shall have the meaning set forth in Section 2.4(c) hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commitment Letter" shall have the meaning set forth in
Section 11.17 of the Seller's Disclosure Schedule.

                  "Company" shall have the meaning set forth in the recitals hereto.

                  "Company Stock" shall have the meaning set forth in Section 3.2(a) hereof.

                  "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of July 7, 2000 between the Buyer and the Seller.

                  "Construction Budgets" shall have the meaning set forth in
Section 3.6(d) hereof.

                  "Contest" shall have the meaning set forth in Section 5.1(d).

                  "Damages" shall mean any cash, liabilities, out-of-pocket costs or expenses (including reasonable attorneys' fees whether or not involving a third-party claim), judgments, fines, losses, claims, damages and amounts paid in settlement, except to the extent caused by the negligence, willful misconduct or fraud of an Indemnified Party.

                  "Deductible Amount" shall have the meaning set forth in
Section 10.4(c) hereof.

                  "DOJ" shall mean the Antitrust Division of the United States Department of Justice, or any successor agency.

                  "Encumbrance" shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever (except, in the case of the Company Stock, for restrictions relating to applicable securities laws and except for encumbrances created pursuant to Project financing documents and any Permits).

                  "Environmental Claim" shall mean any claim, action, demand, order, or written notice by or on behalf of, any Governmental Entity or other Person alleging a violation of, or potential liability based on, any Environmental Law or environmental Permit.

                  "Environmental Laws" shall mean all federal, state, and local laws and regulations (including common laws) relating to releases or threatened releases of petroleum products or Hazardous Materials or otherwise relating to the generation, the adverse effect of treatment, storage, transport or handling of petroleum products or Hazardous Materials or pollution on human health or the environment.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in Section 3.13(c).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Exempt Wholesale Generator" shall mean any person determined by the Federal Energy Regulatory Commission pursuant to Section 32 of PUHCA to be engaged directly, or indirectly through one or more affiliates as defined in
Section 2(a)(11)(B) of PUHCA, and exclusively in the business of owning or operating, or both owning and operating, all or part of one or more eligible facilities and selling electric energy at wholesale.

                  "FERC" shall mean the Federal Energy Regulatory Commission, or any successor agency.

                  "FTC" shall mean the Federal Trade Commission, or any successor agency.

                  "Future Required Permits" shall have the meaning set forth in
Section 3.9 hereof.

                  "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

                  "Governmental Entity" shall have the meaning set forth in
Section 3.5 hereof.

                  "Grassy Point Project" shall have the meaning set forth in the recitals hereto.

                  "Hazardous Materials" shall mean any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under CERCLA or any applicable Environmental Law.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Party" shall have the meaning set forth in
Section 10.4(g) hereof.

                  "Indemnifying Party" shall have the meaning set forth in
Section 10.4(g) hereof.

                  "Interim Transaction" shall have the meaning set forth in
Section 11.17 of the Seller's Disclosure Schedule.

                  "Investing Company" shall have the meaning set forth in the recitals hereto.

                  "IRS" shall mean the United States Internal Revenue Service or any successor agency.

                  "Late Closing Dates" shall have the meaning set forth in
Section 2.2(a) hereof.

                  "Legal Exception" shall have the meaning set forth in Section 11.16.


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                  "Lost Operating Profits" shall have the meaning set forth in
Section 10.3(b).

                  "Material Adverse Effect" shall have the meaning set forth in
Section 3.1 hereof.

                  "Material Business" shall have the meaning set forth in
Section 6.5(b) hereof.

                  "Material Contract" shall have the meaning set forth in
Section 3.18 hereof.

                  "Multiemployer Plan" shall have the meaning set forth in
Section 3(37) of ERISA.

                  "Multiple Employer Plan" shall mean a plan with two or more contributing sponsors, at least two of which are not under common control, within the meaning of Section 4063 of ERISA.

                  "Net Book Value" shall have the meaning set forth in Section 2.4(b) hereof.

                  "Obtained Permits" shall have the meaning set forth in Section
3.9 hereof.

                  "Overlap Period" shall have the meaning set forth in Section 5.1(b) hereof.

                  "Overlap Period Taxes" shall have the meaning set forth in
Section 5.1(b) hereof.

                  "Permits" shall mean licenses, approvals, franchises, authorizations, certifications, registrations and similar documents or instruments issued by a Governmental Entity.

                  "Permitted Encumbrance" shall mean an Encumbrance which would not have a Material Adverse Effect or otherwise materially impair the use or value of the subject property for the intended use with respect to the relevant Project Company.

                  "Person" shall mean any individual, partnership, joint-stock company, joint venture, corporation, limited liability company, trust or unincorporated organization, or a Governmental Entity or political subdivision thereof.

                  "Plans" shall have the meaning set forth in Section 3.13(a) hereof.

                  "Pre-Closing Taxes" shall have the meaning set forth in
Section 5.1(b) hereof.

                  "Project" shall have the meaning set forth in the recitals hereto.

                  "Project Company" shall have the meaning set forth in the recitals hereto.

                  "Purchase Price" shall have the meaning set forth in Section
2.1 hereof.

                  "QF Investing Company" shall have the meaning set forth in the recitals hereto.

                  "QF Project Company" shall have the meaning set forth in the recitals hereto.

                  "QF Assets" shall mean all shares of capital stock of the QF Investing Companies.

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
                  "QF Liabilities" shall mean any and all obligations, Taxes, liabilities of and Damages incurred by the Company, directly or indirectly, arising out of or relating to the QF Investing Companies, the QF Project Companies, including without limitation the QF Support Obligations and the Binghamton Liabilities, the Interim Transaction described in Section 11.17 and the Grassy Point Project.

                  "QF Support Obligations" shall mean the support obligations set forth in Exhibit B-1 hereto relating to the QF Project Companies.

                  "Reference Statement of Net Book Value" shall have the meaning set forth in Section 2.4(c) hereof.

                  "Representative" shall mean, with respect to any Person, each of such Person's directors, officers, employees, representatives and agents.

                  "Retained Employees" shall have the meaning set forth in
Section 6.7(d).

                  "Section 338(h)(10) Election" shall have the meaning set forth in Section 2.5 hereof.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Seller" shall have the meaning set forth in the preamble hereto.

                  "Seller Disclosure Schedule" shall have the meaning set forth in Article III hereof.

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 10.4(b) hereof.

                  "Selling Group" shall have the meaning set forth in Section 11.2(b) hereof.

                  "Seller Support Obligations" shall have the meaning set forth in Section 2.3 hereof.

                  "Single Employer Plan" shall mean a defined benefit pension plan which is subject to Title IV of ERISA and which is not a Multiemployer Plan.

                  "Tax Claims" shall mean any claims, actions, causes of action, liabilities, losses, damages, deficiencies, judgments, settlements, costs and expenses whatsoever (including reasonable out-of-pocket expenses and reasonable attorneys' fees), whether or not resulting from third party claims, relating to Taxes.

                  "Taxes" shall mean all income, gross receipts, profits, franchise, single business, sales, use, transfer, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers' compensation, social security, withholding or similar taxes or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local or other political subdivision taxing authority, together with any interest, additions or penalties with respect thereto.

                  "Tax Return" shall mean any return, report, statement, information or other document including any amendment thereto filed or to be filed or required to be filed or supplied to any federal, state, or local Tax authority or any other government entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities.

                  "Transaction Regulatory Approvals" shall mean all regulatory approvals required to consummate the transactions contemplated hereby.

                  "Transfer Taxes" shall have the meaning set forth in Section 5.1(a) hereof.

                  "Transition Services Agreement" shall mean that agreement as executed by the Seller and the Buyer substantially in the form set forth in Exhibit C hereto.

                  "WARN Act" shall have the meaning set forth in Section 6.7(d).

                  As used in this Agreement, references to the "knowledge" of any Person shall mean the actual knowledge of the executive officers of such Person and of the senior employees or managers of such Person responsible for the area of operations of such Person to which such Person's knowledge relates.

                                   ARTICLE II
                                SALE OF INTERESTS

                  Section 2.1 Purchase and Sale of the Company Stock. The Buyer and the Seller hereby agree that upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth herein, the Seller shall sell, transfer and deliver to the Buyer and the Buyer shall purchase from the Seller, free and clear of all Encumbrances, the Company Stock for a purchase price equal to two hundred million dollars ($200,000,000) (the "Purchase Price") in cash as adjusted pursuant to Sections 2.4 and 2.5.

                  Section 2.2 Closing. (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. Eastern Standard Time on the third business day following the satisfaction of the conditions precedent to the sale and purchase of the Company Stock to be effective as of such day, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. in New York, New York, or at such other time, date or place as the parties may mutually agree (hereinafter referred to as the "Closing Date"), provided that the consent of the Buyer will be required to close before December 15, 2000, and provided further that the Buyer's consent will not be required to close after October 31, 2000 and before December 15, 2000 if (i) the Buyer is able to obtain bridge financing on terms acceptable to it for the Purchase Price and (ii) the Seller pays the fees applicable to such financing. The Buyer agrees to use good faith efforts to close before December 15, 2000 if it can do so consistent with its financing plan. If the Buyer is not able, for any reason, to close on or before December 22, 2000 the Buyer shall pay to the Seller $2,500,000 and an additional $2,500,000 if the Buyer is not able to close for any

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
reason, on or before December 29, 2000 (by 3:00 p.m. Eastern Standard Time) (both December 22, 2000 and December 29, 2000, collectively, the "Late Closing Dates"); provided in any such case that all of the conditions to the Buyer's obligation to close set forth in Article IX and Article VII shall have been satisfied and the Seller is ready, willing and able to close. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

                  (b) At the Closing, the Seller shall deliver the following to the Buyer:

                           (i) stock certificate(s) duly endorsed or accompanied by stock powers duly endorsed in blank with appropriate transfer stamps, if any, affixed thereto, representing the Company Stock;

                           (ii) the certificates contemplated by Section 9.3 hereof;

                           (iii) all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement, and

                           (iv) certification that the books and records of the Company, each Investing Company and each Project Company are at the Buyer's disposal and may be obtained by the Buyer at the location specified in the certificate or shipped to the Buyer within 10 business days at the address indicated by the Buyer.

                  (c) At the Closing, the Buyer shall deliver to the Seller:

                           (i)      the Purchase Price;

                           (ii) the certificates contemplated by Section 8.3 hereof; and

                           (iii) all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement.

                  (d) All payments to be made by the Buyer pursuant to this
Section 2 shall be made by wire transfer of immediately available funds to such bank account or bank accounts which shall be designated by the Seller at least two business days prior to the Closing Date, one business day after each of the Late Closing Dates, or as otherwise provided in Section 2.4.

                  Section 2.3 Seller Support Obligations. The Buyer recognizes that the Seller has provided financial support to the Project Companies in the manner described on Exhibit B hereto (the "Seller Support Obligations"). At the Closing, the Buyer shall, at the expense of the Buyer, take all necessary action within its control, including the furnishing of credit support (but not in excess of the amounts set forth on Exhibit B hereto) to obtain the release of the Seller from all liability and obligation with respect to the Seller Support Obligations at the Closing.

                  Section 2.4 Net Book Value Adjustment to Purchase Price. (a) The Purchase Price shall be increased by the amount that the Net Book Value set forth on the Closing Date Statement of Net Book Value exceeds the Net Book Value set forth on the Reference Statement

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
of Net Book Value, or decreased by the amount that the Net Book Value set forth on the Closing Date Statement of Net Book Value is less than the Net Book Value set forth on the Reference Statement of Net Book Value, as the case may be. It is the intention of the parties that there shall be no increase or decrease to the Purchase Price as a result of the transactions contemplated by Section 2.6 hereof.

                  (b) As used in this Agreement, "Net Book Value" means assets less liabilities as reflected on the Reference Statement of Net Book Value. For purposes of such calculation, assets shall be the sum of current assets (including cash and short term investments, accounts receivable, intercompany receivables and prepaid expenses), property, plant and equipment and other assets as set forth in Schedule 2.4(c). Liabilities shall be the sum of current liabilities (including accounts payable, accrued expenses, accrued income taxes and intercompany payables) and other liabilities as set forth in Schedule 2.4(c). All of the foregoing calculations shall be made in conformity with GAAP, except for the Seller's and the Company's capitalization of interest with respect to the internal financing of the Ceredo Project, which shall be treated as if it were in conformity with GAAP; provided, however, that no additional amount representing interest with respect to such financing shall be reflected on the Closing Date Statement of Net Book Value.

                  (c) For purposes of this Agreement, "Reference Statement of Net Book Value" means the pro forma calculation of the Net Book Value of the Company as of September 30, 2000 made in accordance with Section 2.4(b) and set forth on Schedule 2.4(c), and "Closing Date Statement of Net Book Value" means the calculation of the Net Book Value of the Company as of the close of business on the day prior to the Closing Date made in accordance with Section 2.4(b) and from which the calculation of the adjustment to the Purchase Price will be made in accordance with Section 2.4(a) hereof.

                  (d) Within 45 days following the Closing Date, the Seller shall prepare and deliver to the Buyer the Closing Date Statement of Net Book Value prepared by the Seller in accordance with GAAP. The Closing Date Statement of Net Book Value shall be prepared by the Seller in good faith and shall be certified by the Seller to be, as of the date prepared, its good faith estimate of the amounts reflected thereon. After the Seller has delivered its Closing Date Statement of Net Book Value in accordance with this Section 2.4(d), it shall not be entitled to raise any additional issues or changes that would result in an increase to the Net Book Value of the Company as of the close of business on the day prior to the Closing Date.

                  (e) The Seller shall provide the Buyer with a preliminary draft of the Closing Date Statement of Net Book Value within 30 days following the Closing Date. The Buyer shall allow the Seller and its agents access at all reasonable times after the Closing to copies of the books, records and accounts of the Company and make available to the Seller such information as the Seller reasonably requests to allow the Seller to prepare the Closing Date Statement of Net Book Value. The Buyer and the Seller will in good faith attempt to resolve any disputes with respect to such calculation before the final Closing Date Statement of Net Book Value is rendered.

                  (f) The Buyer shall give written notice to the Seller of any objection to the Closing Date Statement of Net Book Value within 30 days after the Buyer's receipt of the final statement pursuant to Section 2.4(d). The notice shall specify in reasonable detail the items in the Closing Date Statement of Net Book Value to which the Buyer objects and shall provide a summary of the Buyer's reasons for such objections. After the Buyer has delivered its notice of objections in accordance with this Section 2.4(f), it shall not be entitled to raise any additional objections which would result in an decrease to the Net Book Value of the Company as of the close of business on the day prior to the Closing Date.

                  (g) Any dispute between the Buyer and the Seller with respect to the Closing Date Statement of Net Book Value which is not resolved within 15 days after receipt by the Seller of the written notice from the Buyer shall be referred for decision to a nationally recognized accounting firm selected by the Seller and reasonably acceptable to the Buyer who is not engaged in providing services to the Seller or the Buyer or any of their Affiliates to decide the dispute within 30 days of such referral. The decision by the accounting firm shall be final and binding on the Seller and the Buyer. The cost of retaining the accounting firm with respect to resolving disputes as to the Closing Date Statement of Net Book Value shall be borne by the Seller and the Buyer equally.

                  (h) Following delivery of the Buyer's written notice of objections to the Closing Date Statement of Net Book Value, any balance due to the Seller or refund due to the Buyer pursuant to the adjustments set forth in
Section 2.4(a) that is not in dispute shall be paid within ten (10) days of such delivery (and any payment in respect of any amount in dispute shall be paid within 10 days of the resolution of such dispute) together with interest on each payment amount from the Closing Date to the date of payment at 7% per annum, in immediately available funds to an account which shall be designated by the Seller or the Buyer, as the case may be, at least 2 days before the payment is due.

                  Section 2.5 Adjustment to Purchase Price - Section 338(h)(10) Election. If the Buyer requests the Seller to join with the Buyer in making an election pursuant to section 338(h)(10) of the Code (the "Section 338(h)(10) Election"), the Buyer shall pay to the Seller any Additional Taxes directly resulting from the Section 338(h)(10) Election that are in excess of the Taxes that would have been incurred by the Seller if the Seller instead were to have sold all the Company Stock without effecting a Section 338(h)(10) Election, up to an aggregate of $100,000 For purposes of this Section 2.5, "Additional Taxes" means the net amount of any Taxes incurred by the Company, the Seller or the Seller's Affiliates from state authorities that are in excess of the Taxes that would have been incurred by the Company, the Seller and the Seller's Affiliates from state authorities, if the Seller instead were to have sold all the Shares without effecting the Section 338(h)(10) Election (including any Taxes imposed on the increase in the Purchase Price pursuant to this Section 2.5). For purposes of computing Additional Taxes, Taxes shall be computed at the highest applicable corporate marginal rate, and it shall be assumed that neither the Seller nor any of its Affiliates had any items of income, gain, loss, or deduction or credit, including net operating losses and carryovers, other than that resulting from the transactions contemplated by this Agreement. Not later than 60 days after the Seller files its federal and state income Tax Returns for the period which includes the Closing Date, the Seller shall give notice to the Buyer of its calculation of the payment to be made by the Buyer pursuant to this Section

2.5, which notice shall include (i) a detailed explanation of the calculation and all workpapers supporting such calculation and (ii) wire transfer instructions for such payment, if any. The Seller shall promptly make available to the Buyer such information as the Buyer reasonably requests to allow the Buyer to examine the accuracy of such calculation. The Buyer shall pay the amount shown on such notices by wire transfer of immediately available funds to the Seller within 20 days of receipt by the Buyer of such notice; provided, however, that if the Buyer disputes the calculation set forth in such notice, the Buyer shall pay any undisputed amount and give written notice to the Seller of any objection to such calculation within 20 days following receipt by the Buyer of such notice, which notice shall specify in reasonable detail the items in such calculation to which the Buyer objects and shall provide a summary of the Buyer's reasons for such objections. Any dispute between the Buyer and the Seller with respect to such calculation shall be resolved in accordance with the procedures set forth in Section 2.4(g) and any payment in respect of any amount in dispute shall be paid within 10 days of the resolution of such dispute.

                  Section 2.6 QF Assets and Liabilities and Grassy Point Project. At no cost or liability to the Buyer, prior to the Closing the Seller shall cause the QF Assets, the QF Liabilities and the Grassy Point Project (and all assets and liabilities associated therewith) to be transferred to and assumed by the Seller or an unrelated third party, pursuant to assignment and assumption documentation reasonably acceptable to the Buyer, and shall take all necessary action within its control, including the furnishing of credit support, to obtain the release of the Company from all liability and obligation with respect to the QF Support Obligations at or before Closing.

                                   ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO SELLER, THE
             COMPANY, THE INVESTING COMPANIES AND PROJECT COMPANIES

                  The Seller shall deliver to the Buyer a Disclosure Schedule concurrently with the execution and delivery by the Seller of this Agreement, as attached hereto (the "Seller Disclosure Schedule"). Disclosure of any fact or item in the Seller Disclosure Schedule referenced by a particular paragraph or section in the Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section in the Agreement, be deemed to be disclosed with respect to such other paragraph or section whether or not a specific cross-reference appears; provided that the relevance of such fact or item shall be reasonably evident from such disclosure. Except as set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to the Buyer as follows:

                  Section 3.1 Organization, Standing and Power. As of the Closing Date, each of the Seller, the Company, the Investing Companies and each Project Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be so organized, existing and in good standing or to have such power or authority will not, in the aggregate, either (i) have a material adverse effect on the business, results of operations, assets or financial condition of the Company, the Investing Companies and the Project Companies, taken as a whole, or (ii) materially impair the ability of the Seller to perform its material obligations under this Agreement; provided, however, that any adverse effect or impairment attributable to or caused by conditions affecting the U.S. economy, as a whole, or the electric wholesale generation industry, in particular, shall not be deemed nor taken into account in determining whether there has been or will be a Material Adverse Effect (any of such effects or impairments, a "Material Adverse Effect"). Each of the Company, the Investing Companies and each Project Company is qualified or licensed to do business as a foreign corporation or company and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Material Adverse Effect.
Section 3.1 of the Seller Disclosure Schedule sets forth the jurisdiction of organization and states of foreign qualification for each of the Company, the Investing Companies and the Project Companies, as well as each director, officer and manager, as applicable, of the Company, each Investing Company and each Project Company as of the date hereof. As of the Closing Date, other than as set forth in Exhibit A hereto, the Company shall have no interest in any Person.

                  Section 3.2 Capitalization of the Company and the Investing Companies. (a) The authorized equity capital of the Company consists of 3,000 shares of common stock, par value $25.00 per share, of which 1,835 shares have been issued and are outstanding (the "Company Stock"), all of which Company Stock is held beneficially and of record by the Seller. All of the shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

                  (b) There are no outstanding (i) securities convertible into or exchangeable for the equity capital of the Company, (ii) options, warrants or other rights to purchase or subscribe for equity capital of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity capital of the Company or any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject to or bound.

                  (c) Upon delivery of the Company Stock against payment of the Purchase Price by the Buyer in accordance with Section 2 of this Agreement, valid and marketable title to the Company Stock, free and clear of any Encumbrance, will pass to the Buyer.

                  Section 3.3 Investing Companies; Project Companies. (a) As set forth in Section 3.3(a) of the Seller Disclosure Schedule, all issued and outstanding shares of equity capital of each of the Investing Companies are duly authorized, validly issued, fully paid and non-assessable, and are owned, directly or indirectly (if indirectly, as set out in Section 3.3(a) of the Seller Disclosure Schedule), by the Company, free and clear of all Encumbrances and any preemptive rights in respect thereto.

                  (b) There are no outstanding (i) securities convertible into or exchangeable for the equity capital of any Investing Company, (ii) options, warrants or other rights to purchase or subscribe for equity capital of any Investing Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity capital of any Investing Company or any Investing Company or any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company or any Investing Company is subject to or bound.

                  (c) The ownership interest of the Investing Companies, and each other partner or member of a Project Company, with respect to the Projects is disclosed in Section 3.3(c) of the Seller Disclosure Schedule. Except as disclosed in Section 3.3(c) of the Seller Disclosure Schedule, each Investing Company owns its ownership interest free and clear of all Encumbrances. There are no options, rights, warrants, conversion rights or other commitments to which any of the Project Companies, the Investing Companies or the Company is a party providing for the issuance or transfer by such Project Companies of interests therein. Each Investing Company is exclusively engaged in the business of owning its interest in the related Project Companies, as disclosed in Section 3.3(c) of the Seller Disclosure Schedule. As of the Closing Date, the Company shall not be not engaged, nor shall it own any interest in, any business other than the Project Companies.

                  (d) The stock and minute books of the Company and each Investing Company and Project Company (other than those QF Investing Companies to be transferred pursuant to this Agreement) contain complete and accurate records of all issuances and transfers of capital stock and other equity interests, all meetings and other actions of their respective boards of directors and shareholders and all material actions of the management committees.

                  (e) Without limiting the foregoing, and except as set forth in
Section 3.3(e) of the Seller Disclosure Schedule, no member or partner or Affiliate thereof of any Project Company (other than those QF Investing Companies to be transferred pursuant to this Agreement) is entitled to any reimbursement of any development expenses or fees which have not been paid.

                  Section 3.4 Authority Relative to this Agreement. The Seller has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of the Seller, including approval of the board of directors of the Seller, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement has been duly authorized, executed and delivered by the Buyer, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  Section 3.5 No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby by the Seller will (a) violate any provision of the certificate of incorporation or by-laws of the Seller, (b) require the consent, waiver or approval of any federal, state, local or foreign government or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except for (i) consents and approvals to be made and obtained before the Closing as listed in Section 3.5 of the Seller Disclosure Schedule hereto and (ii) such consents and approvals as, if not made or obtained, will not in the case of this clause (b), in the aggregate, have a Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, or require any consent under, except as set forth in Section 7.3 of the Seller Disclosure Schedule, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which the Seller, the Company, any Investing Company or any Project Company is a party or by which the Seller, the Company, any Investing Company or any Project Company or any of their respective properties or assets may be bound, except for such violations, breaches and defaults as, in the aggregate, will not have a Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Seller, the Company, any Investing Company or any Project Company or by which any of their respective properties or assets may be bound, except for such violations as, in the aggregate, will not have a Material Adverse Effect.

                  Section 3.6 Financial Statements. The Seller has previously furnished to the Buyer the financial statements of the Seller and the Project Companies and the related financial statements of operations and cash flows of the Seller (including any related notes) for the fiscal years ending December 31 of each of 1996, 1997, 1998 and 1999 and interim period ending July 31, 2000 and of the Project Companies as set out in Section 3.6(a) of the Seller Disclosure Schedule.

                  (a) Except as noted in the related report, if any, of independent certified public accountants, the financial statements:

                           (i) have been prepared in accordance with GAAP consistently applied, and

                           (ii) fairly present the financial position, results of operations, cash flows and stockholders' equity of the relevant companies as of and for the period presented.

                  (b) The July 31, 2000 (or June 30, 2000, in the case no July 31, 2000 balance sheet is listed on Schedule 3.6(a)) interim balance sheets, including the notes thereto, reflect or provide for all claims against and debts and liabilities of the Company and the Project Companies, fixed or contingent, as of July 31, 2000 (or June 30, 2000, as applicable) which are required to be reflected or provided for in a balance sheet and the notes thereto prepared in accordance with GAAP consistently applied.

                  (c) The accounting books and records of the Company with respect to each Investing Company and each Project Company have been maintained by the Company in accordance with GAAP, and such accounting books and records accurately reflect in all material respects all of the financial transactions that should be reflected in its accounting books and records so maintained in accordance with GAAP.

                  (d) The construction budgets ("Construction Budgets") for the Liberty and Ceredo Projects are attached hereto as Exhibits D-1 and D-2, respectively, and have been prepared in good faith. The transitional period development budgets for all other Projects are attached as Exhibit D-3 and the construction schedules for the Liberty and Ceredo Projects are attached as Exhibits D-4 and D-5, respectively.

                  Section 3.7 Absence of Certain Changes. Except as set forth in
Section 3.7 of the Seller Disclosure Schedule, since July 31, 2000, neither the Company nor any Investing Company or Project Company has (a) suffered any change, including any casualty, to its assets, in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Material Adverse Effect, (b) conducted its business in any material respect not in the ordinary and usual course consistent with past practice or (c) except with respect to the QF Projects, QF Assets or QF Liabilities, and the transactions contemplated or permitted in Section 11.17 of this Agreement, (i) incurred any indebtedness or issued any debt securities or assumed or guaranteed the obligations of any other Person, (ii) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the equity of the Company or redeemed or otherwise acquired any interests of equity of the Company, (iii) sold, transferred or otherwise disposed of any of its material property or assets, (iv) created any Encumbrance on any of its material property or assets other than Permitted Encumbrances, (v) increased in any manner the rate or terms of compensation of any of its directors, officers or other employees, (vi) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by law or any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present,
(vii) entered into or amended any employment, bonus, severance or retirement contract for employees of the Company, (viii) suffered any work stoppage or labor dispute or (ix) acquired or agreed to acquire any interest in any corporation, partnership, limited liability company or other entity.

                  Section 3.8 Compliance with Law. The businesses of the Company, the Investing Companies and the Project Companies are not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, including any Permit, except for such violations as, in the aggregate, will not have a Material Adverse Effect. Neither the Company nor any of the Investing Companies or Project Companies is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or by-laws (or other comparable governing documents) or (b) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Company or such Investing Company or Project Company, as the case may be, or to any of their respective assets, except for such defaults and violations in the case of this clause (b) as, in the aggregate, will not have a Material Adverse Effect.

                  Section 3.9 Permits. Each of the Company and each Investing Company and Project Company has all Permits necessary for the conduct of its businesses in all material respects as presently conducted, as set forth in
Section 3.9 of the Seller Disclosure Schedule (the "Obtained Permits") and is in compliance with the terms of the Obtained Permits, except for such Permits the absence of which would not have a Material Adverse Effect or any non-compliance as will not have a Material Adverse Effect. All material Permits which the Seller reasonably believes are necessary to be obtained by or on behalf of any Investing Company or Project Company for the construction, use or operation of the Liberty and Ceredo Projects are listed in Section 3.9 of the Seller Disclosure Schedule ("Future Required Permits"). The Obtained Permits are in full force and effect, are sufficient for their intended purposes and are not, to the Seller's knowledge, the subject of any proposed material modifications or cancellations or protest. The Seller reasonably believes that each Future Required Permits for the Liberty and Ceredo Projects (i) can be obtained in due course on or prior to the date required and (ii) will not contain any conditions or requirements the compliance with which could be reasonably expected to have a Material Adverse Effect.

                  Section 3.10 Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, there is no action, suit, notice of violation or proceeding pending, or, to the knowledge of the Seller, threatened, against the Seller, the Company, any Investing Company or any Project Company or any properties or rights of the Seller, the Company, any Investing Company or Project Company before any Governmental Entity, or any third party, which involves a claim the adverse determination of which would be reasonably likely to have a Material Adverse Effect.

                  Section 3.11 Taxes. (a) The Seller has, with respect to the Company, the Investing Companies and Project Companies, within the time and manner prescribed by law, (i) filed or caused to be filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by them in respect of any Taxes other than those Tax Returns, the failure of which to file, would not have a Material Adverse Effect, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full or caused to be paid in full all Taxes shown to be due and payable thereon, except those being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

                  (b) (i) No deficiencies for any Taxes have been asserted in writing or, to the knowledge of the Seller, verbally proposed or assessed against the Company, the Investing Companies or any Project Company, which remain unpaid and which in the aggregate could have a Material Adverse Effect, or which are not being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and
(ii) the Company and the Investing Companies have adequately reserved for all material Taxes payable by the Company, the Investing Companies or any Project Company for which no Tax Return has yet been filed.

                  Section 3.12 Environmental Matters. Except as set forth in
Section 3.12 of the Seller Disclosure Schedule, to the Seller's knowledge (a) each Project is in compliance with all applicable Environmental Laws including with respect to any release on site of any hazardous materials, except where such circumstances would not have a Material Adverse Effect; (b) there are no Environmental Claims, pending or threatened, against any Project Company which, if determined adversely against the Project Company, would have a Material Adverse Effect; (c) except as would not have a Material Adverse Effect, all information previously provided by the Seller, the Company, the Investing Companies or the Project Companies to any Governmental Entity, in support of, or to demonstrate compliance with, environmental and operating Permits was accurate at the time provided in all material respects and (d) except as would not have a Material Adverse Effect, no Project Company has any unregistered underground storage tanks in violation of applicable Environmental Laws. Section 3.12 of the Seller Disclosure Schedule lists all Phase I and Phase II environmental assessments and other similar written environmental assessments of the properties owned by any Project Company, the results of soil, surface water and ground water testing of such sites for hazardous materials, and correspondence with regulatory agencies relating to environmental conditions referenced in any such environmental assessment that is currently in the possession or control of the Seller, the Company, any Investing Company or any Project Company.

                  Section 3.13 Employee Benefit Plans; ERISA. (a) Section 3.13 of the Seller Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained, or contributed to, by the Company on behalf of any employee, officer or director of the Company and all material written bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase, severance, parachute or other material employee benefit policies or arrangements which the Company maintains or contributes to on behalf of any employee, officer or director of the Company (collectively referred to as the "Plans"). Complete copies of the documents comprising each of the Plans (and where final Plan documents do not exist, the summaries which have been provided), and complete copies of the most recent Form 5500 which have been filed with the IRS for each Plan, have been furnished to the Buyer.

                  (b) None of the Plans is a Multiemployer Plan or a Multiple Employer Plan. The Company has no liability due to a complete or partial withdrawal from a Multiemployer Plan or Multiple Employer Plan or due to the termination or reorganization of a Multiemployer Plan, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

                  (c) The Plans that are Single Employer Plans are so noted in
Section 3.13 of the Seller Disclosure Schedule. Neither the Company nor any ERISA Affiliate has incurred, or expects to incur, any liability, penalty or tax to any person under Title IV of ERISA or Sections 4971, 4972, 4976, 4977 or 4979 of the Code. For purposes of this Agreement, "ERISA Affiliate" means any entity (whether or not incorporated) which would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

                  (d) Each Plan that is intended to qualify under Section 401(a) of the Code, and the trust maintained pursuant thereto, is so qualified and exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could reasonably be expected to adversely affect such qualification or tax-exempt status.

                  (e) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents or notices regarding the Plans with any governmental authority or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans, except for such violations as would not result in a Material Adverse Effect.

                  (f) As required by applicable law and or the terms of any Plan, all contributions required to have been made shall have been paid by the Seller or the Company as applicable.

                  (g) The Company has not engaged in any transaction which would result in a civil penalty pursuant to Section 502(i) of ERISA or which would constitute a prohibited transaction under ERISA or be subject to a tax imposed under Section 4975 of the Code with respect to the Plans, except as would not have a Material Adverse Effect.

                  (h) There is no pending or, to the knowledge of the Seller, threatened claim, legal action, proceeding or investigation against or involving any Plan which could result in material liabilities to the Company that are not reflected in the Company's July 31, 2000 balance sheet.

                  (i) As of the Closing Date, the Company will not have any liabilities for any benefits payable under the Plans, or any other liabilities arising out of or in connection with the operation or administration of the Plans.

                  (j) No Investing Company or Project Company is a party to any Plan or any other benefit plan, policy, program or arrangement and neither any Investing Company nor Project Company has any employees.

                  Section 3.14 Labor Matters. Neither the Company nor any Investing Company or Project Company is (i) a party to or bound by any collective bargaining agreement with a labor union or labor organization, (ii) a party to or bound by any contract for the employment of any employees of the Company or (iii) the subject of any proceeding asserting that the Company or any Investing Company or Project Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment.

                  Section 3.15 Regulatory Matters. Each Project Company described on Exhibit A as an "exempt wholesale generator" (i) has obtained all necessary authorizations required to be an Exempt Wholesale Generator and (ii) has conducted its business and operated in a manner consistent with the terms and conditions of such authorizations.

                  Section 3.16 Brokers and Finders. No broker, finder or investment banker, other than Morgan Stanley & Co. Incorporated (all fees and expenses of which are the Seller's obligation), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                  Section 3.17 Insurance. Section 3.17 of the Seller Disclosure Schedule discloses a complete and correct list of (i) all current policies of insurance maintained by the Seller, the Company, each Investing Company and each Project Company which provide insurance coverage to the Projects as of the date hereof and (ii) those policies referenced in (i) above which will continue to provide insurance coverage to the Project Companies after the Closing. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, neither the Company nor any Investing Company nor Project Company has received any notice of cancellation, non-renewal or amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed, and, to the knowledge of the Company, all claims thereunder have been filed in a timely fashion. No claims are currently pending.

                  Section 3.18 Material Contracts. (a) Each contract, agreement, license, lease, sublease, arrangement, or understanding, or series of related contracts (i) which involves annual expenditures of more than $250,000, (ii) which provides for performance, regardless of amount, over a period in excess of two years from the date of this Agreement, (iii) which involves any instrument respecting indebtedness or guaranteeing any indebtedness, obligation or liability of any third party involving an amount of more than $100,000, in the aggregate for all such instruments or (iv) which involves any joint venture, partnership or other similar arrangement, to which the Company, any Investing Company or Project Company is bound or their properties are subject (each, a "Material Contract") is set forth in Section 3.18 of the Seller Disclosure Schedule, except as set forth in Exhibit B or Section 11.17.

                  (b) Each Material Contract is valid and binding and in full force and effect and no default (or event which with the giving of notice or passage of time or both would constitute a default) exists thereunder other than those which, in the aggregate, would not create a Material Adverse Effect. The Company has not agreed to waive any statute of limitations or other material right or affirmative defense with respect to any of the Material Contracts. Without limiting the foregoing, Section 3.18 of the Seller Disclosure Schedule discloses all "change orders" and other modifications to the Liberty and Ceredo construction contracts or to the scope of work thereunder.

                  Section 3.19 Projects in Development and Construction. (a) All Project development and construction work for the Liberty and Ceredo Projects has been performed in accordance with the applicable Construction Budgets and Material Contracts and their respective construction Schedules relating thereto and the Seller reasonably believes that commercial operation of all phases of such Projects can commence on or before February 28, 2002 and May 31, 2001, respectively; and there have been no force majeure or owner or contractor-caused delays relating thereto. The Company did not elect to modify the scope of work under Section 4.5 of the Ceredo construction contract.

                  (b) On May 15, 2000, the Company filed with the Maryland Public Service Commission an application for a Certificate of Public Compatibility and Need for the 1650 MW Kelson Ridge Project, which filing was accurate and complete in all material respects at the time it was made, and has diligently prosecuted same.

                  Section 3.20 Transactions with Affiliates. Except as disclosed in Section 3.20 of the Seller Disclosure Schedule, neither the Seller nor any Affiliate of the Seller (except for the Company, the Investing Companies or the Project Companies):

                  (a) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, the Company, any Investing Company or any Project Company, excluding intercompany receivables and payables incurred in the ordinary course of business consistent with past practice; or

                  (b) has any other contract or agreement with the Company or any Investing Company or Project Company, excluding any intercompany service contracts all of which will terminate on or before the Closing Date.

                  Section 3.21 Bank Accounts and Safe Deposit Boxes. (a) Section
3.21 of the Seller Disclosure Schedule discloses the title and number of each bank or other deposit or financial account used by the Company, the Investing Company or the Project Companies, the bank at which that account is maintained and the names of the persons authorized to draw against the account or otherwise have access to it.

                  (b) Section 3.21 of the Seller Disclosure Schedule also discloses the same information as set forth in subsection (a) above for each lock box and safe deposit box leased by the Company, the Investing Company or the Project Companies.

                  (c) Section 3.21 of the Seller Disclosure Schedule also lists all letters of credit and surety bonds posted by the Company and each Investing Company and Project Company.

                  Section 3.22 Copies of Documents. The Seller has furnished or made available to the Buyer true and complete copies of each document listed in any of the Schedules hereto.

                  Section 3.23 Real Estate; Personalty.

                  (a) Section 3.23(a) of the Seller Disclosure Schedule discloses the real property owned, leased or subleased by the Company, any Investing Company or any Project Company. Each such company has good and marketable title to all such real property free and clear of all Encumbrances other than Permitted Encumbrances. To the Seller's knowledge, there are no pending or threatened condemnation or eminent domain proceedings affecting any such property.

                  (b) Each of the Company, each Investing Company and each Project Company has good and marketable title to the personal property (and replacements thereof) owned by such Company and contained in or on, or used in connection with, the ownership, maintenance, use, occupancy or operation of its assets or Project, free and clear of all Encumbrances, except the mortgages and deeds of trust which are Permitted Encumbrances.

                  (c) There are no special assessments or charges which have been levied against any Project in an amount greater than $100,000 in the aggregate, nor does the Seller know of any pending or threatened special assessments affecting a Project or any contemplated improvements thereto in an amount greater than $100,000 in the aggregate. Each Project is assessed for real estate tax purposes as one or more wholly independent tax lots, separate from any adjoining land or improvements not constituting a part of such lot. No proceedings for the correction of the assessed valuation of any Project have been filed on behalf of a Project Company and are pending.

                  (d) Except as set forth in Section 3.23 of the Seller Disclosure Schedule, with respect to the Liberty and Ceredo Projects, all water, storm and sanitary sewer, gas, telephone and other utilities necessary for the use and operation of each Project are or will be (i) supplied directly to the Project by facilities or private utilities through lands as to which public or private easements exist and (ii) adequate to service the development, use and operation of each Project. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, all easements necessary for the use or operation of a Project as an electric generating facility have been obtained and recorded and are sufficient for their purpose.

                  Section 3.24 Intellectual Property. Except as would not have a Material Adverse Effect, Section 3.24 of the Seller Disclosure Schedule discloses all patents, trade names, trademarks, service marks and copyrights and their registrations (or applications for registration) owned by the Company, any Investing Company or any Project Company which are currently used in and are material to its business. To the knowledge of the Seller, such entities have not infringed and are not infringing, in any material manner, on any patent, trade name, trademark, service mark, license, franchise or copyright belonging to any other Person or received any notice or claim asserting any such infringement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer shall deliver to the Seller a Disclosure Schedule concurrently with the execution and delivery by the Buyer of this Agreement (the "Buyer Disclosure Schedule"). Disclosure of any fact or item in the Buyer Disclosure Schedule referenced by a particular paragraph or section in the Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section in the Agreement, be deemed to be disclosed with respect to such other paragraph or section whether or not a specific cross-reference appears; provided that the relevance of such fact or item shall be reasonably evident from such disclosure. Except as set forth in the Buyer Disclosure Schedule, the Buyer hereby represents and warrants to the Seller as follows:

                  Section 4.1 Organization Standing and Power. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not, in the aggregate, either (i) have a material adverse effect on the business, results of operations, assets or financial condition of the Buyer or (ii) materially impair the ability of the Buyer to perform material obligations under this Agreement (either of such effects, a "Buyer Material Adverse Effect").

                  Section 4.2 Authority Relative to this Agreement. The Buyer has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all required action on the part of the Buyer, including approval of the board of directors of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Seller, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  Section 4.3 No Conflict or Violation; Consents and Approvals. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will (a) violate any provision of the certificate of incorporation or by-laws of the Buyer, (b) require the consent, waiver or approval of any Governmental Entity, except for (i) the expiration of the applicable waiting period under the HSR Act, (ii) consents and approvals to be made and obtained before the Closing and those which have been made and obtained and (iii) such consents and approvals as, if not made or obtained, will not, in the aggregate, have a Buyer Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, except for such violations, breaches and defaults as, in the aggregate, will not have a Buyer Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Buyer or by which any of its properties or assets may be bound, except for such violations as, in the aggregate, will not have a Buyer Material Adverse Effect.

                  Section 4.4 Legal Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer before any court, arbitrator or governmental or regulatory body or authority which would prevent or delay the consummation of the transactions contemplated by this Agreement.

                  Section 4.5 Investment Intent. The Buyer is acquiring the Company Stock for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Company Stock in violation of the Securities Act, other applicable federal or state securities laws, and the rules and regulations promulgated thereunder. The Buyer understands that the Company Stock has not been registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Company Stock in a transaction exempt from the registration requirements of the Securities Act and state securities laws, and the rules and regulations promulgated thereunder. The Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Company Stock under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and the Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Company Stock, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable federal or state securities law, and the rules and regulations promulgated thereunder, and that the Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  Section 4.6 Knowledgeable Purchaser. The Buyer (a) is represented by competent legal, tax and financial counsel in connection with the negotiation, execution, and delivery of this Agreement, (b) together with its Affiliates, has sufficient knowledge and experience in owning (directly or indirectly), managing and operating power generating facilities to enable it to evaluate the Company, the Investing Companies, the Project Companies and the Projects and the business of the Company and the technical, commercial, financial, legal, regulatory and other risks associated with owning the Company Stock and an indirect interest in the Project Companies and the Projects, (c) acknowledges that pursuant to this Agreement it has, prior to the date hereof, performed all due diligence that it has deemed necessary to perform in order to close the transactions contemplated hereby, in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, (d) acknowledges that certain of the Projects are in the design and pre-construction stages, (e) has relied on its own independent investigation, analysis and evaluation of the Company, the Investing Companies, the Project Companies and the Projects and their properties, assets, business, financial condition and prospects and upon the express representations and warranties of the Seller in this Agreement and in any certificate delivered at the Closing, and is not relying on any other representations, warranties, documents or statements of or provided by the Seller or any Affiliate thereof, whether in writing or orally and (f) together with its Affiliates, is financially capable of purchasing and owning the Company Stock and performing its obligations under this Agreement.

                  Section 4.7 Available Funds. As of the Closing Date, the Buyer will have sufficient funds available to satisfy the obligation of the Buyer to pay the Purchase Price and to pay all fees and expenses of the Buyer related to the transactions contemplated by this Agreement.

                  Section 4.8 Investment Company Act. The Buyer is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 of the United States, as amended (the "1940 Act"), or an "investment advisor" within the meaning of the 1940 Act.

                  Section 4.9 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer, other than Goldman Sachs & Co. (the fees and expenses of which are the Buyer's obligation).

                                    ARTICLE V
                                   TAX MATTERS

                  Section 5.1 Tax Matters. (a) Transfer Taxes. The Buyer shall pay all sales, use, transfer, real property transfer, recording, stock transfer and other similar taxes and fees ("Transfer Taxes"), if any, up to $100,000, arising out of or in connection with the sale of the Company Stock pursuant to this Agreement; and the Buyer and the Seller shall share equally any Transfer Taxes exceeding $100,000, and shall indemnify, defend, and hold harmless the other with respect to such Transfer Taxes. The Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

                  (b) Indemnification. The Seller shall indemnify and hold harmless the Buyer from and against any and all Tax Claims relating to the Company, each Investing Company or each Project Company, resulting from, arising out of or relating to: (A) any and all Taxes imposed on or incurred by the Company, each Investing Company, each Project Company or the Buyer relating to any taxable period ending on or prior to the Closing Date, including any Taxes resulting from or triggered by the transactions or actions contemplated pursuant to this Agreement (in the aggregate, "Pre-Closing Taxes"), (B) with respect to any taxable period ending on or after the Closing Date that includes the Closing Date (the "Overlap Period"), any and all Taxes imposed on or incurred by the Company, each Investing Company, each Project Company or the Buyer attributable to the period ending on or prior to the Closing Date ("Overlap Period Taxes"),
(C) any and all Taxes of the Seller or any member of any affiliated, combined or unitary group of which the Seller is or was a member for which any of the Company, the Investing Companies or the Project Companies is liable either as a transferor or on a joint and several basis under the federal consolidation return rules or any comparable rules for state or local taxes and (D) any liability for Taxes resulting from or attributable to a breach of the representations and warranties contained in Section 3.11 and Section 5.2. For purposes of the Overlap Period, Taxes shall be attributable to the period ending on or prior to the Closing Date: (A) in the case of any real or personal property tax imposed on or incurred by the Company, each Investing Company or each Project Company, in an amount equal to the real or personal property tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period for which such real or personal property tax is paid ending on the Closing Date and the denominator of which is the number of days in the entire period and (B) in the case of any other Taxes imposed on or incurred by the Company, each Investing Company or each Project Company, to the extent of any Taxes imposed on or incurred by the Company, each Investing Company or each Project Company that would be payable if the taxable year ended on the Closing Date.

                  (c) Refunds. Any refund or credit of the Company, each Investing Company or each Project Company for Pre-Closing Taxes or Overlap Period Taxes shall be for the benefit of the Seller and the Buyer shall pay any such refund to the Seller within 30 days after the Company, each Investing Company or each Project Company receives such refund or actually realize the benefit of such refund or credit.

                  (d) Contests. The Seller and the Buyer agree that, in the event the Company, each Investing Company or each Project Company receives notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Pre-Closing Taxes or Overlap Period Taxes (each, a "Contest"), the Seller or the Buyer, as the case may be, shall notify the other party in writing as soon as reasonably practical (but in no event not more than 10 business days) after receipt of such notice and the Seller shall be entitled to control, at the Seller's own expense, all such matters; provided, the Seller notifies the Buyer in writing within 30 business days following receipt or issuance by the Seller of such written notice that the Seller intends to exercise its rights pursuant to this Section 5.1(d). The Buyer shall cooperate with the Seller by giving the Seller and its representatives, on prior reasonable notice, access and cooperation during normal business hours to all information, books and records pertaining to the Company's, each Investing Company's and each Project Company's Pre-Closing Taxes and Overlap Period Taxes. The Seller shall not settle any such Contest in a manner which would adversely affect the Buyer, the Company, any Investing Company or any Project Company after the Closing Date without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

                  (e) Information. The Seller and the Buyer will make available to each other, and the Buyer will cause the Company, each Investing Company and each Project Company, respectively, to make available as reasonably requested, and to any taxing authority, all information, records or documents relating to the liability or potential liability for Pre-Closing Taxes, Overlap Period Taxes and post-closing Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                  (f) Code Section, 338(h)(10) Election; Purchase Price Allocation. Upon the consummation of the purchase contemplated by this Agreement, the Seller shall make a timely Section 338(h)(10) Election with the Buyer, if so requested by the Buyer, with respect to the purchase of the Company Stock and the stock of those Investing Companies selected by the Buyer and shall make similar elections under state and local law to the fullest extent possible. The Buyer will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election and any similar elections under state and local law. Not later than 120 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a proposed allocation of the Purchase Price for purposes of the Section 338(h)(10) Election and a Section 754 Election made by the Buyer as contemplated by section 5.1(g) below. The Buyer and the Seller shall timely complete and file Form 8023 and any similar form under applicable state law. If the Buyer and the Seller cannot agree on such allocation, the Buyer and the Seller will select a nationally recognized accounting firm or other recognized expert to appraise the assets for purposes of determining such allocation. The cost of such appraisal will be borne by the Seller. The Buyer and the Seller agree not to take any position inconsistent with any such allocation for Tax reporting purposes.

                  (g) Code Section 754 Election. At the request of the
Buyer, the Seller shall cooperate with the Buyer in making a Code section 754 election to adjust the basis of each Project Company's assets under section 743 of the Code. The Buyer and the Seller shall timely complete and file the statement required by Treasury Regulation 1.743-1 and IRS Form 8594, if necessary, consistent with such allocation, shall provide a copy of such form to the other party hereto and shall file a copy of such form with such party's federal income tax return for the period that includes the Closing Date.

                  (h) Proration of Partnership Income and Loss. The income or loss of each Project Company for the Tax year ending on the Closing Date shall be based upon a closing of the books as of such date, provided that if the Closing Date is other than the last day of a calendar month, then the income or loss for such month shall be prorated based upon the number of days the Seller and the Buyer own their respective interests during such month. For this purpose, the Seller's period of ownership shall include the Closing Date.

                  (i) Tax Returns. The Buyer shall be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns of the Company and each Investing Company relating to Tax periods ending after the Closing Date. The Seller shall cooperate with the Buyer with respect to preparing and filing such Tax Returns and shall promptly provide all information reasonably requested by the Buyer necessary to prepare and file the Tax Returns.

                  (j) Survival of Obligations. The obligations of the parties set forth in this Article V, and all representations and warranties contained in Sections 3.11 and 5.2, shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statutes of limitation.

                  Section 5.2 Additional Tax Representations and Warranties of the Seller; Tax Matters. Except as disclosed in Schedule 5.2, the Seller makes the following representations and warranties to the Buyer: (a) neither the Company, nor any of the Investing Companies, has agreed to or will be required, as a result of a change in method of accounting made in a Tax Return or report filed for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income under Code Section 481 (or any similar rule) for any taxable period (or portion thereof) ending after the Closing Date; (b) no Tax Return of the Company, any of the Investing Companies or any of the Project Companies (nor any Tax Return in which any of those companies joined in the filing) is currently under audit by any tax authorities, and neither the Company, any of the Investing Companies or any of the Project Companies has received any notice that any such Tax Return is under examination; (c) no notice of a claim has ever been made with respect to the Company, any Investing Company or any Project Company by a taxing authority in a jurisdiction where the respective company does not file or join in the filing of a Tax Return that it is or may be subject to Taxes in that jurisdiction; (d) neither the Company, any Investing Company nor any Project Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (e) there are no liens for Taxes upon any assets of the Company, any Investing Company, or any Project Company, other than tax liens for taxes not yet due and payable; (f) neither the Company, any of the Investing Companies or any of the Project Companies is a party to any contract requiring the indemnification or reimbursement of any Person with respect to the payment of any Taxes, and no claim has been asserted, which has not been resolved or satisfied, for any payment under any such agreement disclosed in Schedule 5.2;
(g) there has been no transfer (as defined in Code Section 708) of any interest in the capital or profits of any Project Company within the 12 months immediately preceding the Closing Date; (h) the Seller will not elect to reattribute to itself any net operating loss carryovers or capital loss carryovers of the Company or any Investing Company under Treasury Regulation
Section 1.1502-20(g); (i) each Project Company is classified as a partnership or disregarded as an entity separate from its sole owner for tax purposes; (j) no material issues have been raised in writing by the relevant taxing authorities on audit that are of a recurring nature that would have an effect upon the Taxes of the Company, any of the Investing Companies or any of the Project Companies and (k) all material elections with respect to Taxes that remain in affect after the Closing affecting the Company, any Investing Company or any Project Company set forth on Exhibit A are disclosed in Schedule 5.2.

                                   ARTICLE VI
                                    COVENANTS

                  Section 6.1 Conduct of the Business Pending the Closing. (a) Except as contemplated by this Agreement or with the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Seller shall use commercially reasonable efforts to cause the Company to conduct its businesses and operations according to its ordinary and usual course of business consistent with past practice and shall use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organizations, keep available the services of its officers and employees (to the extent such officers and employees are willing to remain employed) and maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company, in each case in the ordinary course of business consistent with past practice.

                  (b) Unless the Buyer shall have otherwise consented, which consent shall not be unreasonably withheld or delayed, between the date of the execution of this Agreement and the Closing Date, the Seller shall cause the Company, each Investing Company and each Project Company to:

                           (i) develop (and construct, in the case of Liberty and Ceredo) its Project diligently in accordance with the applicable Material Contracts and Permits for such Project and the Construction Budget and construction schedules or Development Schedule and Budgets thereto, as applicable, and consult with the Buyer on a regular basis regarding same (including cooperating with reasonable requests by Buyer); not make any changes to such schedules and budgets;

                           (ii) not grant or agree to grant to employees of the Company, Investing Company or Project Company any increase in the wages, salary, bonus or other compensation, remuneration or benefits, or become a party to any employment agreement, employee benefit plan or any consulting arrangement with employees of the Company employed as of the date hereof, or (other than as required by Plans in effect as of the date hereof) become a party to any contract or arrangement providing for payment of bonuses, profit sharing, stock benefits, severance payments or retirement or other employment benefits the Seller shall not hire or make any offer to hire any officers or employees of the Company or any Investing Company or Project Company and (to the extent within the Seller's control) not permit NiSource Inc. to hire or make any offer to hire any officers or employees of the Company or any Investing Company or Project;

                           (iii) except as otherwise contemplated or permitted by Section 2.6 and Section 11.17 of this Agreement, not incur any indebtedness or declare, set aside or pay any dividend or make any other distribution with respect to, or repurchase, any shares of its equity or capital stock; not prepay any liability other than current liabilities coming due in the ordinary course of business; provided, however, notwithstanding the limitation set forth in Section 3.7(c)(ii) hereof, that the Company, each Investing Company and Project Company shall declare dividends in an amount equal to any and all cash held by each prior to the Closing, excluding cash borrowed with respect to the funding of the Liberty Project pursuant to the Master Agreement between Liberty Electric PA, LLC, Liberty Electric Powers, LLC, the Lenders (as therein defined) and The Chase Manhattan Bank;

                           (iv) not grant any consent or waiver under, terminate, amend or enter into any Material Contract; or enter into contracts or agreements which involve commitments to make expenditures beyond those set forth in the Construction Budgets of more than $2 million in the aggregate;

                           (v) not make any additional capital expenditure (including capitalized development expenditures) except for Liberty and Ceredo as contemplated in the Construction Budgets thereto and all other Projects as set forth in each respective capital expenditure budget as attached hereto as Exhibit D;

                           (vi) promptly notify the Buyer of any material damage to or destruction of all or any portion of any Project and any other material development affecting any Project including any force majeure event or other possible delay in the construction schedules for the Liberty or Ceredo Projects;

                           (vii) promptly deliver to the Buyer copies of any notices or correspondence received from or provided to any Governmental Entity or from any Project lender or other party to any Material Contract; and not initiate or settle any litigation or administrative proceeding with any Governmental Entity or other Person, or make any filing with any Governmental Entity; and

                           (viii) not vote or grant any material consent (or permit its managers to do so) in its capacity as equity owner of any Investing Company or Project Company.

                  (c) The Seller will, at reasonable times and upon reasonable notice, provide the Buyer or its representatives (i) reasonable access to management personnel and all books, records, plans, equipment, offices and other facilities and properties of the Company and each Investing Company and Project; (ii) such historical financial data and other information with respect to the Company and Investing Company and each Project as the Buyer may from time to time reasonably request; (iii) a copy of each material report, schedule or other document filed by the Company, each Investing Company or each Project Company with respect to the Projects with any Governmental Entity and
(iv) access to each Project for inspection by the Buyer or its representatives and shall provide engineering, construction, operations and maintenance and other personnel to make presentations as required, to escort the Buyer or such representatives and to assist in all aspects of the inspection, provided that the Buyer shall bear its own costs, if any, of such inspection.

                  Section 6.1A Buyer's SEC Obligations. At the Buyer's request, the Seller shall furnish the Buyer, within 10 business days of such request, with the Seller's (excluding QF Assets and Liabilities and Grassy Point, and assets and liabilities associated therewith) audited financial statements, consisting of a balance sheets, statements of income, cash flows and stockholder's equity for the fiscal years ended and as of December 31, 1999 and December 31, 1998, and for the interim period ended June 30, 2000 (or such subsequent period as may be needed), which the Buyer may be required to file under the Securities Act of 1933 in connection with the Buyer's initial public offering or under the Securities Exchange Act of 1934. Such financial statements shall comply with requirements of Regulation S-X. Buyer shall pay the costs charged by the Seller's independent auditors in preparing such financial statements (not to exceed $250,000).

                  Section 6.2 Consents and Approvals. (a) Each of the parties hereto shall use commercially reasonable efforts to (i) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any federal, state, local or foreign law or regulation (including, without limitation, all of the Transaction Regulatory Approvals),
(ii) promptly cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (iii) promptly effect all necessary registrations and filings (including, without limitation, filings under the HSR Act and filings with Governmental Entities necessary to obtain all of the Transaction Regulatory Approvals) and submissions of information requested by any Governmental Entity. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Prior to making any such filing each party shall provide the other with reasonable opportunity to comment thereon.

                  (b) Each party hereto shall promptly inform the other of any material communication from the FERC, the FTC, the DOJ or any other Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Buyer shall advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) that the Buyer proposes to make or enter into with the FERC, the FTC, the DOJ or any other Governmental Entity in connection with the transactions contemplated hereby.

                  Section 6.3 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be prepared and made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including without limitation to obtain the consents and approvals contemplated by Section 6.2 hereof) and shall use commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

                  Section 6.4 Covenant to Satisfy Conditions. The Seller and the Buyer will each respectively use commercially reasonable efforts to ensure that the conditions set forth herein are satisfied, insofar as such matters are within the control of such party.

                  Section 6.5 No Solicitations. (a) From and after the date hereof, (i) the Seller shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 6.5(b) hereof) from any Person, or engage in any discussion or negotiations relating thereto and (ii) neither the board of directors of the Seller nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by such board of directors or such committee of this Agreement or the transactions contemplated hereby, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement.

                  (b) As used herein, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business (a "Material Business") that constitutes 15% or more of the net revenues, net income or the assets (including equity securities) of the Company, and the Investing Companies, taken as a whole, or 15% or more of the voting securities of the Company or any Investing Company owning, operating or controlling a Material Business, any tender offer or exchange offer that if consummated would result in any Person beneficially owing 15% or more of the voting securities of the Company or any such Investing Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller or any such Investing Company, other than the transactions contemplated by this Agreement; provided, however, that no transaction permitted pursuant to Section 6.1 hereof shall be deemed an Acquisition Proposal for any purpose.

                  (c) The Seller shall promptly advise the Buyer orally and in writing of the receipt of any Acquisition Proposal and of the receipt of any inquiry with respect to, or which the Seller reasonably believes could lead to, any Acquisition Proposal. The Seller shall promptly advise the Buyer orally and in writing of the identity of the Person making any such Acquisition Proposal or inquiry and of the material terms of any such Acquisition Proposal and of any material changes thereto.

                  Section 6.6 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

                  Section 6.7       Employee Benefits.

                  (a) Continuation of Employee Benefits and Credit for
Service. During the period commencing on the Closing Date and ending on the second anniversary thereafter, the Buyer shall provide or cause to be provided to the Retained Employees (as defined in Section 6.7(d) hereof), pursuant to employee benefit and compensation plans, policies or arrangements (including but not limited to all compensation, bonus, fringe benefits, welfare benefits, medical, dental and other health plans, disability pay, vacation pay, severance pay or termination pay, deferred compensation arrangements, retirement and pension benefits) maintained or contributed to by the Company, the Buyer or their respective Affiliates (collectively, the "Buyer Employee Benefit Plans"), benefits and compensation not less favorable in the aggregate than those provided by the Buyer to other similarly situated employees from time to time during such two year period. From and after the Closing, the Buyer shall provide, or cause to be provided, to each of the Retained Employees under Buyer Employee Benefit Plans, credit for purposes of eligibility to participate and commence receipt of benefits and compensation, vesting, levels of benefits, and vacation benefit accruals for full and partial years of service with the Company, the Seller or their respective Affiliates performed at any time prior to the Closing, except where such crediting would result in the duplication of benefits. Notwithstanding the foregoing, in no event shall the severance benefits payable to any of the Retained Employees whose employment terminates prior to the second anniversary of the Closing be less than the amount that would have been payable to such employee under the terms of the Company's severance benefit plans as set forth in the severance schedule in Section 3.13(a) of the Seller Disclosure Schedule; provided, however, that any election by a Retained Employee, pursuant to such severance benefit plans, to continue participation in benefit plans during the salary continuation period shall apply only to the Buyer Employee Benefit Plans which are health plans, in which case the Retained Employee can continue participation during the salary continuation period on the same basis as is applicable to active employees (including any employee contribution requirement). Any employee who is not a Retained Employee provided severance benefits by the Company or the Seller shall be required to execute a release of claims against the Buyer, the Company and the Seller, in such form as the Buyer shall approve, as a condition for the receipt of such benefits. The Buyer may require any employee who is a Retained Employee to execute such a release as a condition to receiving severance benefits which the Buyer is obligated to provide hereunder.

                  (b) Preexisting Conditions, Exclusions and Waiting
Periods; Deductibles. The Company, the Buyer and their respective affiliates shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to Retained Employees under any of the Buyer Employee Benefit Plans that are welfare plans, funds or programs (within the meaning of Section 3(1) of ERISA) in which such Retained Employees may be eligible to participate after the Closing, other than exclusions or waiting periods that are already in effect with respect to such Retained Employees and that have not been satisfied as of the Closing and (ii) provide each of the Retained Employees with credit for any co-payments and deductibles paid by such employee prior to the Closing for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans, funds or programs that such employee is eligible to participate in after the Closing.

                  (c) COBRA. The Buyer shall be responsible and liable for providing the appropriate COBRA notices and coverage to all Retained Employees who experience a "qualifying event" on or after the Closing, and related COBRA beneficiaries. The Seller shall be responsible and liable for providing the appropriate COBRA notices and coverage, as required, to all employees of the Company other than the Retained Employees.

                  (d) Employees. Following signing hereof and prior to Closing, the Seller shall cause the Company to provide the Buyer reasonable access to interview the Company's employees (the names, titles (including whether an executive officer) are set forth in Schedule 6.7(d) and information regarding such employees salaries and start dates have been made available to the Buyer) pursuant to procedures agreed to in advance by the Buyer and the Seller. On the Closing Date, the Company shall have as employees only those employees (i) the Buyer has identified in a schedule to be provided to the Seller prior to the Closing and (ii) who have accepted the Buyer's offer of retained employment (the "Retained Employees"). The Buyer shall not be responsible for provision of severance or any other benefits (including, without limitation, workers' compensation and disability benefits) to employees who are not Retained Employees and shall incur no liability under the Company's or the Seller's severance or other benefit plans, policies or arrangements with respect to employees of the Company. The Buyer shall indemnify and hold the Seller harmless, subject to the procedures contained in Section 10.4(h) hereof, for any liability incurred by the Seller to any employee as a result of (x) the Buyer's (or, after the Closing, the Company's) violation of laws prohibiting discrimination on the basis of race, sex, national origin, color, religion, age, disability or other protected characteristics or (y) the Seller's (or, on or prior to the Closing, the Company's) violation of laws prohibiting discrimination on the basis of race, sex, national origin, color, religion, age, disability or other protected characteristics to the extent Seller's (or, on or prior to the Closing, the Company's) violation was caused by any action or inaction required by the schedule of Retained Employees prepared by Buyer pursuant to this Section 6.7(d). The Seller shall indemnify and hold the Buyer and the Company harmless, subject to the procedures contained in Section 10.4(h) hereof, for any liability incurred by the Buyer or the Company to any employee of the Company as a result of actions taken on or before the Closing (excluding liability resulting from actions with respect to which Buyer is required to indemnify Seller pursuant to the preceding sentence), including, but not by way of limitation, liability resulting from or under (i) claims arising under the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, and ERISA; (ii) the laws of any applicable State concerning wages, employment and termination of employment; (iii) any city or county employment or termination laws or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment; (iv) claims arising out of any legal restrictions of the right to terminate employees, such as wrongful or unlawful discharge or related causes of action; (v) intentional infliction of emotional distress or any other tortious conduct; (vi) violations of any contract or promise express or implied and/or
(vii) state or federal whistleblowers or similar acts. Any workforce reductions carried out with respect to Retained Employees after the Closing by the Buyer, the Company, or any Affiliate of either shall be done in accordance with all laws and regulations governing the employment relationship and termination thereof, including, but not limited to, the Worker Adjustment and Retraining Notification Act ("WARN Act") and regulations promulgated thereunder, and any comparable state or local law. Except as set forth on Schedule 6.7(d), the Buyer shall be responsible for all costs associated with the severance of Retained Employees on or after the Closing in addition to any costs or expenses incurred under applicable law, including, but not limited to, costs associated with the WARN Act.

                  (e) The Seller and Company Payments and Plans. The Seller shall pay to all employees of the Company (including the Retained Employees) any bonuses or change in control or like amounts payable pursuant to all bonus, change in control or similar plans, policies or arrangements in effect on or before the Closing Date, which payments shall be made when due. The Seller shall take all steps, or shall cause the Company to take all steps that may be necessary, so that, as of the Closing Date, the Company shall no longer sponsor, maintain, contribute to or otherwise have any obligations or liabilities with respect to any of the Plans. The Seller shall be responsible for any actions required to be taken in connection with the Plans on or after the Closing Date, including without limitation the filings of Forms 5500 or any other applicable filings. The Seller shall indemnify and hold harmless, subject to the procedures of Section 10.4(h), the Buyer, the Company, and any Affiliate of either, from and against any cost or liability or other Damages incurred under or arising out of or in connection with (i) any of the Plans or any other benefit plan, program, policy or arrangement maintained or contributed to by the Company prior to the Closing Date, and (ii) any plan, program, policy or arrangement maintained or contributed to by any entity (whether or not incorporated) which would be treated as a single employer with the Company under Sections 414(b),
(c), (m) or (o) of the Code and the regulations thereunder.

                  Section 6.8 Name. After Closing, the Buyer will not use the name "Columbia" in conducting the business of the Company and promptly after the Closing will change the name of the Company and the Investing Companies to remove "Columbia" from the name of the Company and Investing Companies, subject to the Buyer's receipt of necessary third party or Government Entity approvals, if any.

                  Section 6.9 Business Interruption Insurance. The Buyer shall maintain, for a period of one year after the Closing Date, the business interruption insurance policy relating to the Ceredo Project in full force and effect and in the amounts and with the type of risk coverage as maintained prior to the Closing.

                                   ARTICLE VII
                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

                  The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by each of the parties, at or prior to the Closing of each of the following conditions:

                  Section 7.1 Regulatory Approvals. All of the material Transaction Regulatory Approvals shall have been obtained.

                  Section 7.2 Consent. The consents, as set forth on Schedule 7.2, required under the existing indebtedness of the Liberty Project necessary to consummate the transactions contemplated hereby shall have been obtained at the Seller's expense.

                  Section 7.3 Third Party Consents. The Seller and/or the Company shall have obtained at the Seller's expense, all consents, authorizations, approvals and waivers, including those set forth on Schedule 7.3, necessary pursuant to any third party agreements in connection with the consummation of the transactions contemplated by this Agreement, except for such consents, authorizations, approvals and waivers the failure to obtain would not in the aggregate have a Material Adverse Effect.

                                  ARTICLE VIII
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

                  The obligations of the Seller to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the Seller, at or prior to the Closing, of each of the following conditions:

                  Section 8.1 Representations and Warranties of the Buyer True. The representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date and except such violations as will not have a Buyer Material Adverse Effect.

                  Section 8.2 Performance. The Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing.

                  Section 8.3 Certificates. The Buyer shall have furnished the Seller with such certificates to evidence its compliance with the conditions set forth in Sections 8.1 and 8.2 hereof as the Seller may reasonably request.

                  Section 8.4 No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

                  Section 8.5 HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  Section 8.6 Transition Services Agreement. If requested by the Buyer, the Seller and the Buyer shall have executed a Transition Services Agreement substantially in the form set forth in Exhibit C hereto.

                                   ARTICLE IX
                      CONDITIONS TO THE BUYER'S OBLIGATIONS

                  The obligation of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, or written waiver by the Buyer, at or prior to the Closing, of each of the following conditions:

                  Section 9.1 Representations and Warranties of the Seller True. The representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date unless limited by their terms to a prior date and except such violations as set forth in the certificate delivered pursuant to Section 9.3 and as such, in the aggregate, will not have a Material Adverse Effect

                  Section 9.2 Performance by the Seller. The Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing.

                  Section 9.3 Certificates. The Seller shall have furnished the Buyer with such certificates to evidence its compliance with the conditions set forth in Sections 9.1 and 9.2 hereof as the Buyer may reasonably request. Nothing herein shall restrict the ability of the Seller to provide a certificate pursuant to this Section 9.3 that sets forth therein exceptions to the condition set forth in Section 9.1, and the existence of any exceptions in the certificate shall not be deemed a failure to meet the conditions set forth in this Section 9.3; provided that the existence of the events described therein, to the extent that such new exceptions would have a Material Adverse Effect, may result in the failure to satisfy the condition set forth in Section 9.1 hereof.

                  Section 9.4 No Injunction or Proceeding. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby.

                  Section 9.5 HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  Section 9.6 Transition Services Agreement. If requested by the Buyer, the Seller and the Buyer shall have executed a Transition Services Agreement substantially in the form set forth in Exhibit C hereto.

                  Section 9.7 No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

                  Section 9.8 Opinion. The Buyer shall have received a favorable legal opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (which opinion may rely on local counsel opinions) as to customary matters reasonably requested by it and in form and substance reasonably satisfactory to the Buyer.

                  Section 9.9 Resignations of Directors and Officers. The Buyer shall have received the resignations or terminations of all directors, officers and management committees, members of the Company, each Investing Company and each Project Company as it may request.

                  Section 9.10 QF Assets and QF Liabilities and the Grassy Point Project. The QF Assets, the QF Liabilities and the Grassy Point Project (and assets and liabilities associated therewith) shall have been transferred to and assumed by the Seller or an unrelated third party, and the Company shall have been released from all liability and obligation with respect to the QF Support Obligations, pursuant to documentation reasonably acceptable to the Buyer, at no cost or liability to the Buyer or the Company.

                  Section 9.11 Other Matters. The Buyer shall have received such customary certificates from Governmental Entities and the Seller relating to the transactions contemplated by this Agreement as shall be reasonably requested by the Buyer.

                                    ARTICLE X
                  TERMINATION AND ABANDONMENT; INDEMNIFICATION

                  Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual consent of the Buyer and the Seller;

                  (b) by the Buyer or the Seller if the Closing shall not have occurred on or before May 1, 2001, except that the Buyer and the Seller shall have the right, in their mutual discretion, to extend this time period in this Section 10.1(b) an additional 15 days; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Closing to be consummated by such date;

                  (c) by the Buyer or the Seller if any of the Transaction Regulatory Approvals, the receipt of which are conditions precedent to consummate the Closing, shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied);

                  (d) by the Buyer or the Seller, if any Governmental
Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (e) by the Seller, if the merger of the Seller and NiSource Inc. shall have been abandoned by either party to that merger; provided the Seller shall have complied with Section 10.2(d).

                  Section 10.2 Procedure and Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1 hereof by one party, written notice thereof shall forthwith be given to the other party and, except as set forth below, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned. If this Agreement is terminated as provided herein:

                  (a) the Buyer shall redeliver, and shall cause its agents (including without limitation attorneys and accountants) to redeliver, all documents, work papers and other material of the Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof or certify the destruction thereof;

                  (b) all information received by the Buyer with respect to the business, operations, assets or financial condition of the Seller, each Project Company or each Project shall remain subject to the Confidentiality Agreement;

                  (c) except as otherwise expressly set forth herein, no party to this Agreement shall have any liability hereunder to any other party, except (i) for any breach by such party of the terms and provisions of this Agreement, (ii) as stated in paragraphs (a) and (b) of this Section 10.2 and
(iii) as provided in the Confidentiality Agreement; and

                  (d) in the case of a termination under Section 10.1(e), the Seller shall have paid the Buyer a termination fee of $3 million inclusive of the Buyer's out of pocket expenses incurred in connection with the transactions contemplated herein.

                  Section 10.3 Survival of Representations and Warranties. (a)
(a) The representations and warranties contained in Sections 3.1 to 3.5 shall survive the Closing and remain in full force and effect indefinitely and all representations and warranties concerning tax or employee benefit matters shall survive until the expiration of any relevant statute of limitations. All other representations and warranties contained herein shall survive the Closing and remain in full force and effect until 1 year after the Closing Date, at which time they shall terminate.

                  (b) After the Closing, the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreements shall be pursuant to Section 10.4 hereof, except in the case of fraud or unless this Agreement expressly provides otherwise. Under no circumstances shall any party be liable to any other party for consequential, incidental or punitive damages; provided, however, that Lost Operating Profits (as used in this Section 10.3(a) "Lost

Operating Profits" shall mean foregone revenues less avoided cost of fuel and avoided cost of variable operations and maintenance) may be taken into account for the purpose of valuing the Damages with respect to a delay in the anticipated Substantial Completion Dates for the Ceredo Project as set forth on the construction schedule for the Ceredo Project in Exhibit D-5 hereto.

                  Section 10.4 Indemnification. (a) From and after the
Closing, the Seller shall indemnify and hold harmless, subject to the limitations set forth in this Section 10.4, the Buyer and its Affiliates and Representatives (collectively, the "Buyer Indemnified Parties") from and against any Damages arising from or in connection with (i) any inaccuracy in any representation or the breach of any warranty of the Seller under this Agreement or in any certificate delivered pursuant hereto (without giving effect to any exceptions set forth in such certificate); provided, however, for the purposes of this Section 10.4(a)(i) only, in determining the inaccuracy or breach of any representation or warranty made by the Seller in this Agreement or in any certificate, any reference to "Material Adverse Effect" or the concept of materiality shall be disregarded; (ii) the failure of the Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Seller pursuant to this Agreement; (iii) the first matter set forth under Ceredo in Schedule 3.12 (Environmental Liabilities); (iv) the Binghamton Liabilities; (v) QF Liabilities or (vi) liabilities or obligations relating to the Grassy Point Project including, without limitation, under the Letter of Intent between the Town of Haverstraw and the Company dated April 26, 1999. Without limiting the foregoing, any Damages attributable to breaches or violations which occurred on or before the Closing (including any exceptions noted in the Seller's certificate) shall, if requested by the Buyer, be paid at the Closing by way of offset to the Purchase Price.

                  (b) The Buyer shall indemnify and hold harmless, subject to limitations set forth in Section 10.4, the Seller, its Affiliates and Representatives (collectively, the "Seller Indemnified Parties") from and against any Damages to the extent they are the result of (i) any inaccuracy in any representation or the breach of any warranty of the Buyer under this Agreement; provided, however, for the purposes of this Section 10.4(b)(i) only, in determining the inaccuracy or breach of any representation or warranty made by the Buyer in this Agreement, any reference to "Material Adverse Effect" or the concept of materiality shall be disregarded or (ii) the failure of the Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by the Buyer pursuant to this Agreement, including as set forth in Section 6.7(d).

                  (c) After the Closing, notwithstanding anything herein to the contrary, no indemnification shall be available to the Buyer Indemnified Parties under Sections 10.4(a)(i), (ii) (excluding Section 6.7) and (iii) hereof or to the Seller Indemnified Parties under Sections 10.4(b)(i) and (ii) hereof unless and until the aggregate amount of Damages that would otherwise be subject to indemnification exceeds 2% of the Purchase Price (in each case, the "Deductible Amount"), in which case the party entitled to such indemnification shall be entitled to receive all amount of Damages. In addition, with the exception of Section 6.7 and the QF Liabilities, in calculating the Deductible Amount or Damages hereunder, all Damages which can reasonably be shown to relate to the same matter which in the aggregate total less than $20,000 shall be excluded in their entirety and the Seller and the Buyer in any event shall have no liability hereunder to any Buyer Indemnified Party or any Seller Indemnified Party, respectively, for such Damages.

                  (d) Notwithstanding anything herein to the contrary, and excluding indemnification under Section 10.4(a)(v), which indemnification shall be unlimited, the maximum aggregate liability of the Seller to the Buyer Indemnified Parties under this Agreement shall not exceed 25% of the Purchase Price for indemnification under Sections 10.4(a)(i) (excluding representations and warranties in Sections 3.11 and 5.2), (ii) and (iii) or 50% of the Purchase Price in the aggregate for indemnification under Sections 10.4(a)(i),(ii),(iii)(iv) and (vi).

                  (e) Any calculation of Damages for purposes of this
Section 10.4 shall be (i) net of any insurance recovery made by the Indemnified Party (whether paid directly to such Indemnified Party or assigned by the Indemnified Party to such Indemnified Party) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the deductibility by the Indemnified Party of any such Damages (or the expenses or losses that are attributable or relate to the creation of such Damages) or any Tax (together, "Additional Deductions"). Any indemnification payment hereunder shall initially be made without regard to this Section 10.4(f) and shall be reduced to reflect any such net Tax benefit only after the Indemnified Party actually realized such benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party (and/or any Person with which the Indemnified Party joins in filing tax returns, or such persons collectively) is reduced below the amount of Taxes that such Indemnified Party (and/or any Person with which the Indemnified Party joins in filing tax returns, or such Persons collectively) would have been required to pay but for the deductibility of any Additional Deductions. The amount of any reduction hereunder shall be adjusted to reflect any final determination (including the execution of Form 870-AD or successor form) with respect to the Indemnified Party's liability for Taxes and, if necessary, the Seller or the Buyer, as the case may be, shall make payments to the other to reflect such adjustment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (including the execution of Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. federal income Tax purposes.

                  (f) No action, claim or setoff for Damages subject to indemnification under this Section 10.4 shall be brought or made with respect to claims for Damages resulting from a breach of any covenant or agreement contained in this Agreement after the date on which such representation, warranty, covenant or agreement shall terminate pursuant to Section 10.3 hereof; provided, however, that any claim made with reasonable specificity by the party hereto or its Affiliates or Representatives seeking indemnification (the "Indemnified Party") to the party from which indemnification is sought (the "Indemnifying Party") within the time periods set forth above shall survive (and be subject to indemnification) until it is finally and fully resolved.

                  (g) An Indemnified Party shall give notice to an Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim which might give rise to a claim for Damages, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that the Indemnified Party may participate in such defense at its own expense (unless the Indemnified Party shall have reasonably concluded, based upon a written opinion of outside counsel, that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one separate firm of counsel shall be at the expense of the Indemnifying Party); and provided further that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder unless the Indemnifying Party is actually and materially prejudiced thereby. An Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. An Indemnified Party shall furnish such information regarding itself or the claim in question as such Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

                  (h) Any (i) claim for Taxes shall be provided for exclusively in Article V and (ii) breaches of the representations contained in
Section 3.11 and Section 5.2 not shall be subject to Section 10.4(c).

                  (i) The parties agree that it could be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages which would ensue form the delays discussed in Section 2.2, for which liquidated damages have been enumerated. Accordingly, the parties agree that such liquidated damages are intended to approximate the actual, potential damages, are not intended as a penalty, and are Seller's sole remedy for Buyer's failure to close by the dates set forth in Section 2.2. This provision is not intended to limit Seller's remedies for a failure to close after December 29, 2000.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  Section 11.2 Representations and Warranties; Etc. (a) (a) The Buyer hereby acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, including without limitation in respect of the Seller, each Project Company, each Project or their respective assets, liabilities and businesses, except for those representations and warranties of the Seller explicitly set forth in this Agreement, together with the Seller Disclosure Schedule or supplement thereto as shall be noted in the Seller's certificate delivered pursuant to Section 9.3 or in any certificate contemplated hereby and delivered by the Seller in connection herewith (notwithstanding the delivery or disclosure to the Buyer or its Representatives of any other documents or information).

                  (b) Other than pursuant to this Agreement, after the Closing, neither the Buyer or any of its officers, directors, partners, employees, Affiliates, Representatives or agents (collectively, the "Buying Group"), nor the Seller or any of their officers, directors, partners, employees, Affiliates, Representatives or agents (collectively, the "Selling Group"), shall have any liability or responsibility to any Person, including without limitation the Buyer or the Seller for (and each of them unconditionally releases the Selling Group and the Buying Group from) any liability or obligation of, or arising out of, or relating to, any Project Company, the Buyer or the Seller of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement, including without limitation liabilities and obligations (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement of the Buyer or the Seller contained in this Agreement, the Seller Disclosure Schedule or in any certificate contemplated hereby and delivered by the Buyer or the Seller in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by the Seller or any of its Affiliates or any of its respective Representatives, including the Information Memorandum dated July 2000 prepared by Morgan Stanley Dean Witter and any information, documents or material made available to the Buyer in "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

                  Section 11.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement). This Agreement may not be assigned by a party hereto without the consent of the other parties, provided that the Buyer may assign its rights hereunder to one or more direct or indirect wholly owned subsidiaries and grant a security interest in such rights to any lender providing bridge financing. In the case of any such collateral assignment, the Seller agrees to execute such documents as the Buyer may reasonably request to evidence such assignment.

                  Section 11.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  Section 11.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

                  (a) If to the Seller, to:

                           Columbia Energy Group
                           13880 Dulles Corner Lane
                           Herndon, Virginia  20171
                           Attention:  General Counsel
                           Facsimile:  (703) 561-7308

                           with a copy to:

                           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                           New York, NY  10019
                           Attention:  William S. Lamb
                           Facsimile:  (212) 424-8500

                  (b) If to the Seller, to:

                           Columbia Electric Corporation
                           13880 Dulles Corner Lane
                           Herndon, Virginia  20171
                           Attention:  General Counsel
                           Facsimile:  (703) 561-7308

                           with a copy to:

                           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                           New York, NY  10019
                           Attention:  William S. Lamb
                           Facsimile:  (212) 424-8500

                  (c) if to the Buyer, to:

                           Orion Power Holdings, Inc.
                           7 East Redwood Street, 10th Floor
                           Baltimore, MD 21202
                           Attention:  W. Thaddeus Miller
                           Facsimile:  (410) 234-0994

                           with a copy to:

                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, NY 10038
                           Attention:  Michael S. Shenberg
                           Facsimile:  (212) 806-6006


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
or such other address or facsimile number as a party may hereafter specify by like notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate confirmation is provided, (ii) if given by United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified herein.

                  Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

                  Section 11.7 Publicity. Except as otherwise may be required by law, for so long as this Agreement is in effect, neither the Seller nor the Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other party which shall not be unreasonably withheld. The parties shall cooperate in preparing any such announcements, including upon execution hereof.

                  Section 11.8 Jurisdiction; Forum. (a) By the execution and delivery of this Agreement, the Buyer and the Seller submit to the personal jurisdiction of any state or federal court in the state of New York in any suit or proceeding arising out of or relating to this Agreement.

                  (b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the state of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that a final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  Section 11.9 WAIVER OF JURY TRIAL. EACH OF THE SELLER AND THE BUYER HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SELLER AND THE BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY

CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  Section 11.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 11.12 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, subject to Sections 2.2 and 10.2(d).

                  Section 11.13 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns and, except as expressly set forth in Section
10.4 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any Person who is a beneficiary of such Section 10.4 shall be entitled to enforce its rights thereunder; provided, however, that, prior to the Closing, no action to enforce such rights may be commenced by any such Person without the prior written consent of the Seller.

                  Section 11.14 Interpretation. No reference in this Agreement to "commercially reasonable efforts" shall require a Person obligated to use such efforts to incur unreasonable out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction where it is not already subject.

                  Section 11.15 Other Acknowledgments and Disclaimers. Except as set forth in Article III and Section 5.2, THE SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OR REPRESENTATION AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, LAYOUT, FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATION, ABSENCE OF UNKNOWN PHYSICAL DEFECTS OR DAMAGE, OR ANY OTHER MATTER AFFECTING OR RELATED TO THE PROJECTS. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS SET FORTH HEREIN, THE SELLER DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS ON, UNDER OR ABOUT

THE PROPERTY THAT IS RELATED TO THE PROJECTS OR THE COMPLIANCE OR NON-COMPLIANCE OF ANY OF THE PROJECTS WITH ANY ENVIRONMENTAL LAWS. SUBJECT TO THE FOREGOING AND, EXCEPT AS SET FORTH HEREIN, THE BUYER ACKNOWLEDGES THAT THE BUYER HAS INSPECTED AND WILL INSPECT FURTHER, THE PROPERTY RELATED TO THE PROJECTS AND ACCEPTS SUCH PROPERTY "AS IS", "WHERE IS" AND "WITH ALL FAULTS." EXCEPT AS SET FORTH HEREIN, THE SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO SUCH PROPERTY FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT, AFFILIATE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN, AND THE SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY STATEMENT OR INFORMATION CONTAINED IN ANY STUDIES OR REPORTS PROVIDED TO THE BUYER PURSUANT TO ANY PROVISIONS OF THIS AGREEMENT OR OTHERWISE, OR ANY OMISSION WITH RESPECT TO ANY SUCH STUDIES OR REPORTS.

                  Section 11.16 Confidentiality. The Seller on behalf of itself and its Affiliates agrees to keep all confidential or proprietary information relating to the Company, the Investing Companies and the Projects confidential, to treat it with the same degree of care it uses in protecting its own confidential and proprietary data, not to use it in any way detrimental to the Company or any Investing Company or Project and not to disclose it, directly or indirectly, in any manner whatsoever; provided, however, that (i) any disclosure of such information may be made if the Buyer consents in writing and (ii) any disclosure of such information may be made as otherwise required by law (including, without limitation, pursuant to any Federal or state securities laws or pursuant to any legal, regulatory or legislative proceeding, action, request or filing) or as contemplated by the following sentence (the "Legal Exception"). In the event that the Seller or any of its representatives receives a request to disclose all or any part of such information under the terms of a valid and effective subpoena, order, civil investigative demand or similar process or other written request issued by a court of competent jurisdiction or by a federal, state or local, foreign or domestic, governmental or regulatory body or agency, the Seller agrees to the extent practicable to (A) promptly notify the Buyer of the existence, terms and circumstances surrounding such request, (B) consult with the Buyer on the advisability of taking legally available steps to resist or narrow such request and (C) only disclose the information requested after complying with clauses (A) and (B), providing the Buyer with copies of any information it intends to disclose (and, if applicable, the text of the disclosure language itself) and exercising reasonable effort (if so requested by the Buyer and at the Buyer's sole expense) to obtain, to the extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such portion of any disclosed information as the Buyer may designate. The Buyer shall be entitled to specific performance of the Seller's obligations under this Section 11.16.

                  Section 11.17 Interim Transaction. Section 11.17 of the Seller's Disclosure Schedule sets forth a description of the Interim Transaction (as defined in Section 11.17 of the Seller's Disclosure Schedule) and the obligations of the Seller with respect thereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   COLUMBIA ENERGY GROUP


                                        By:   /s/      Philip Aldridge
                                              Name:    Philip Aldridge
                                              Title:   Vice President


                                   COLUMBIA ELECTRIC CORPORATION


                                        By:   /s/      Michael Gluckman
                                              Name:    Michael Gluckman
                                              Title:   President & Chief
                                                       Executive Officer

                                   ORION POWER HOLDINGS, INC.

                                        By:   /s/      Jack A. Fusco
                                              Name:    Jack A. Fusco
                                              Title:   President & Chief
                                                       Executive Officer